EXHIBIT 10.7

VOTING AGREEMENT

VOTING AGREEMENT dated July 3, 2006 (as amended, this “Voting Agreement”) is by and between VELOCITY EXPRESS CORPORATION, a Delaware corporation (“Parent”) and the individuals listed on Schedule A annexed hereto (collectively, the “Stockholders” and each individually is a “Stockholder”).

RECITALS

WHEREAS, the Stockholders are the record and beneficial owners of shares of common stock, par value $0.001 per share the (“Shares”), of CD&L, Inc., a Delaware corporation (the “Company”) in the amounts set forth opposite the Stockholder’s name on Schedule A hereto; and

WHEREAS, prior to the execution and delivery of this Voting Agreement, the Board of Directors of the Company has taken all actions required to: (a) approve the execution and delivery of that certain Agreement and Plan of Merger of even date herewith, by and between the Company, Buyer and CD&L Acquisition Corp., a Delaware corporation (“Merger Sub”) (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the “Merger”); (b) prevent any right issued pursuant to that certain Stockholder Protection Rights Agreement, dated as of December 27, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent, and amended as of April 14, 2004 (the “Stockholder Protection Rights Agreement”) from being exercisable pursuant to the Stockholder Protection Rights Agreement as a result of the transactions contemplated herein and under the Merger Agreement or Purchase Agreement (as defined below); (c) prevent any Flip-in Date, Flip-over Transaction or Event, Stock Acquisition Date or Separation Time (as each such term is defined in the Stockholder Protection Rights Agreement) from occurring as a result of the transactions contemplated herein or under the Merger Agreement or Purchase Agreement (as defined below); and (d) waive the applicability of Section 203 of the Delaware General Corporation Law with respect to the acquisition by the Company, Newco and their affiliates and associates of 15% or more of the Company’s outstanding voting stock;

WHEREAS, concurrent with the execution of this Voting Agreement, Parent and the Stockholders have entered into a Series A Convertible Subordinated Debenture Purchase Agreement dated of even date herewith (as amended from time to time, the “Purchase Agreement”) pursuant to which Parent is acquiring from Stockholders all of their Series A Convertible Subordinated Debentures;

WHEREAS, as an inducement and a condition to entering into the Merger Agreement and the Purchase Agreement, Parent requires that each of the Stockholders agree, and each of the Stockholders is willing to agree, to enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and each of the Stockholders, intending to be legally bound, hereby agree as follows:

1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Voting Agreement:

(a)	“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b)	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

2. Disclosure. Each of the Stockholders hereby agrees to permit the Company and Parent to publish and disclose in the Company’s Proxy Statement, and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, each Stockholder’s identity and ownership of the Shares and the nature of each Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

3. Voting of Company Stock.

(a) Each of the Stockholders hereby agrees that, during the period commencing on the Closing of the Purchase Agreement and continuing until the first to occur of (x) the Effective Time of the Merger, (y) the date of a Company Adverse Recommendation Change by the Board of Directors of the Company (the “Board”) in connection with a Superior Competing Transaction and a termination of the Merger Agreement as a result thereof in accordance with the terms of the Merger Agreement, or (z) the date of termination of the Merger Agreement for any reason in accordance with its terms (whichever date is first, the “Termination Date”), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether now owned or hereafter acquired:

(i) in favor of approval of the Merger, adoption of the Merger Agreement and any actions required in furtherance thereof and hereof,

(ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or any Stockholder under this Voting Agreement, and

(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement):

(A)	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company;

(B)	a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; or

(C)	(1) any change in a majority of the individuals who constitute the Company’s board of directors;

(2) any change in the present capitalization of the Company or any amendment of the Company’s Certificate of Incorporation or By-Laws;

(3) any material change in the Company’s corporate structure or business; or

(4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement;

provided, however, that the restrictions in this clause (iii) shall not apply to a vote in connection with a Superior Competing Offer if such vote is made subsequent to a Company Adverse Recommendation Change by the Board attributable to such Superior Competing Transaction.

(b) Each of the Stockholders agrees that the Stockholder’s obligations under this Voting Agreement are unconditional and will remain in full force and effect notwithstanding that the Company may have received a proposal for a Competing Transaction unless there is a termination of the Merger Agreement for any reason in accordance with its terms, in which case this Voting Agreement shall terminate, or unless the offer constitutes a Superior Competing Transaction and there has been a Company Adverse Recommendation Change. Further, none of the Stockholders will enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Nothing in this Section 3 shall require any Stockholder to exercise any options or warrants with respect to the Shares or to convert any convertible notes or other convertible securities.

(c) Contemporaneously with the execution of this Agreement, each Stockholder, severally and not jointly, agrees to deliver to Purchaser a proxy in the form attached hereto as Exhibit A, which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

4. Covenants, Representations and Warranties of each Stockholder. Each of the Stockholders hereby represents and warrants (with respect to such Stockholder only and not with respect to each other Stockholder) to, and agrees with, Parent as follows:

(a)	Ownership of Securities. Such Stockholder is the sole record and Beneficial Owner of the number of Shares set forth opposite such Stockholder’s name on Schedule A hereto. On the date hereof, the Shares set forth opposite the Stockholder’s name on Schedule A hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder or with respect to which such Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder’s name on Schedule A hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.

(b)	Authorization. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such person in accordance with its terms.

(c)

No Conflicts. (i) Except as may be required under Section 13 of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Voting Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

(d)	No Encumbrances. Except as applicable in connection with the transactions contemplated by Section 3 hereof, such Stockholder’s Shares at all times during the term hereof will be Beneficially Owned by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(e)	No Solicitation. Such Stockholder agrees not to take any action in his capacity as a record or beneficial owner of Shares inconsistent with or in violation of Section 6.2 of the Merger Agreement, provided that this paragraph (e) shall not apply to actions which would otherwise be permitted to be taken by the Company under Section 6.2 of the Merger Agreement.

(f)	Restriction on Transfer; Proxies and Non-Interference. Such Stockholder shall not, directly or indirectly (i) except for a Permitted Transfer (as defined below) and except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Stockholder’s Shares or any interest therein, (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Voting Agreement.

(g)	Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement and the Purchase Agreement in reliance upon such Stockholder’s execution and delivery of this Voting Agreement.

(h)	Permitted Transfer. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, any Stockholder may sell or transfer any Shares to any Stockholder or any other Person who executes and delivers to Parent an agreement, in form and substance acceptable to Parent, to be bound by the terms of this Agreement to the same extent as the transferring Stockholder (any such transfer, a “Permitted Transfer”).

5. Waiver of Appraisal Rights. Each of the Stockholders hereby irrevocably waives any and all appraisal, dissenter or other similar rights which the Stockholder may otherwise have with respect to the consummation of the Merger, including without limitation, any rights pursuant to Section 262 of the Delaware General Corporation Law. Each of the Stockholders acknowledges that it has been afforded a reasonably opportunity to review information and ask questions regarding the Merger Agreement and the Merger.

6. Stop Transfer Legend.

(a)	Each of the Stockholders agrees and covenants to Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in compliance with this Voting Agreement.

(b)	Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term “Shares” shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Voting Agreement.

7. Further Assurances. From time to time, at Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

8. Stockholder Capacity. If any Stockholder is or becomes during the term hereof a director or an officer of the Company, such Stockholder makes no agreement or understanding herein in his capacity as such director or officer. Each of the Stockholders signs solely in his or her capacity as the record and Beneficial Owner of the Stockholder’s Shares.

9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date regardless of the circumstances or (b) the Effective Time of the Merger.

10. Miscellaneous.

(a)	Entire Agreement. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)	Certain Events. Subject to Section 4(f) hereof, each of the Stockholders agrees that this Voting Agreement and the obligations hereunder shall attach to each such Stockholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

(c)	Assignment. This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent in the case of an assignment by any Stockholder and each Stockholder in the case of any assignment by Parent; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

(d)	Amendment and Modification. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e)	Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to the Stockholder, to the address set forth for the Stockholder on Schedule A to this Voting Agreement.

If to Parent:

Velocity Express Corporation
One Morningside Drive North
Building B, Suite 300
Westport, CT 06880
Attn: General Counsel
Facsimile: 952.835.4997

with copies to:

Budd Larner, PC
150 John F. Kennedy Parkway
Short Hills, NJ 07078
Attention: James F. Fitzsimmons, Esq.
Fax: 973.379.7734

and to

Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: Avron L. Gordon, Esq.
Fax: 612.977.8650

(f)	Severability. Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)	Specific Performance. Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Voting Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h)	Remedies Cumulative. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)	No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j)	No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(k)	Governing Law. This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

(l)	Submission to Jurisdiction. Each party to this Voting Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or federal courts located within the jurisdiction of the United States District Court for the Southern District of New York, and, by execution and delivery of this Voting Agreement, each party to this Voting Agreement hereby irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Voting Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 10(e). Each party to this Voting Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Voting Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 10(l) shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

(m)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS VOTING AGREEMENT.

(n)	Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

(o)	Counterparts. This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(p)	No Survival. No representations, warranties and covenants of the Stockholder in this Agreement shall survive the Merger. The Stockholder shall have no liability hereunder except for any willful and material breach of this Agreement by the Stockholder.

(q)	Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the beneficial owner of such Stockholder’s Shares and, notwithstanding anything herein to the contrary, nothing in this Agreement in any way restricts or limits any action taken by such Stockholder or any designee or related party of such Stockholder in his or her capacity as a director or officer of the Company and the taking of any actions in his or her capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent and each of the Stockholders have caused this Voting Agreement to be duly executed as of the day and year first above written.

Parent:

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Stockholders:

/s/ Albert W. Van Ness, Jr.
Albert W. Van Ness, Jr.

/s/ William T. Brannan
William T. Brannan

/s/ Michael Brooks
Michael Brooks

/s/ Russell J. Reardon
Russell J. Reardon

/s/ Matthew J. Morahan
Matthew J. Morahan

/s/ Vincent P. Brana
Vincent P. Brana

/s/ Jack McCorkell
Jack McCorkell

SCHEDULE A

Stockholders

Stockholder Name and Address	Number of Shares
Albert W. Van Ness, Jr. 89 Silver Oaks Circle, Unit 5104 Naples, FL 34119	136,160

William T. Brannan 2 Carmella Court Cedar Grove, NJ 07009	113,796

Michael Brooks 3986 N W 52nd Place Boca Raton, Fl 33496	251,955

Russell J. Reardon 11 Old Quarry Road Cedar Grove, NJ 07009	74,238

Matthew J. Morahan 18126 Southeast Village Circle Tequesta, FL 33469	360,512

Vincent P. Brana 527 Eastgate Road Ho-ho-kus, NJ 07423	357,000

Jack McCorkell 125 County Park Drive Cranford, NJ 07016	52,609

EXHIBIT A

IRREVOCABLE PROXY

Reference is made to that certain Voting Agreement dated the date hereof (the “Voting Agreement”) by and among Velocity Express Corporation, a Delaware corporation (“Purchaser”), CD&L Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), and the stockholders of the Company signatory thereto.

1. Irrevocable Proxy.

(a) The undersigned stockholder (the “Stockholder”) of CD&L, Inc., a Delaware corporation (the “Company”) hereby irrevocably appoints and constitutes each of the Chief Executive Officer, the President, the Chief Financial Officer and the Secretary of Purchaser (collectively the “Proxyholders”), as the agents, attorneys and proxies of the undersigned Stockholder, with full power of substitution and resubstitution, to the full extent of the undersigned Stockholder’s rights with respect to the shares of Common Stock of the Company that are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this Irrevocable Proxy terminates, to vote the Shares as set forth in this paragraph 1.

(b) The Proxyholders are empowered at any time prior to termination of this Irrevocable Proxy to exercise all voting rights with respect to such Shares (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned Stockholder at every annual, special or other meeting of stockholders of the Company and at any adjournment or postponement thereof, however called, or pursuant to any written consent in lieu of a meeting or otherwise (such rights, the “Proxy Rights”) in accordance with Section 3(a) of the Voting Agreement.

(c) The Proxyholders may not exercise these Proxy Rights with respect to any matter except as specifically authorized herein. The Stockholder may vote the Shares on all such other matters, subject to such other agreements as the Stockholder may be subject or by which the Stockholder or the Shares may be bound. The Proxy Rights granted by Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of such Stockholder set forth in Section 3(a) of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations.

2. Termination. This Irrevocable Proxy will terminate upon the termination of the Voting Agreement in accordance with its terms.

3. Miscellaneous.

a. Upon the execution hereof, all prior proxies, voting agreements or powers-of-attorney given by the undersigned Stockholder with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, or which are other inconsistent herewith, are hereby revoked and no subsequent proxies or powers-of attorney will be given, nor voting agreements made until such time as this Irrevocable Proxy shall be terminated in accordance with its terms.

b. All authority conferred herein shall survive the insolvency, liquidation, death or incapacity of the Stockholder and any obligation of the Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

c. The undersigned Stockholder authorizes the Proxyholders to file this Irrevocable Proxy and any substitution or revocation of substitution with the Secretary of the Company and with any inspector of elections at any meeting of stockholders of the Company.

d. The Provisions of Section 10 of the Voting Agreement, to the extent applicable, shall be incorporated herein by reference.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Stockholder has caused this Irrevocable Proxy to be executed personally or by a duly authorized representative thereof as of the day and year set forth below.

DATED: June     , 2006

Signature

Name:

Title:

Address:

Number of Shares Held Beneficially and of Record by Stockholder:

             Shares owned beneficially

             Shares owned of record

[SIGNATURE PAGE TO IRREVOCABLE PROXY]